Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
PRA Group, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-110330 and No. 333-110331) on Form S‑8 and the registration statement (No. 333-162224) on Form S‑3 of PRA Group, Inc. of our reports dated February 28, 2017 with respect to the consolidated balance sheets of PRA Group, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated income statements, and statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10‑K of PRA Group, Inc.
Our report dated February 28, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states that PRA Group, Inc. acquired 100% of the shares of DTP S.A. (DTP) during 2016, and management excluded from its assessment of the effectiveness of PRA Group, Inc.’s internal control over financial reporting as of December 31, 2016, DTP’s internal control over financial reporting associated with approximately 2.2% of total assets and 0.6% of total revenues reflected in the consolidated financial statements of PRA Group, Inc. and subsidiaries as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of PRA Group, Inc. also excluded an evaluation of the internal control over financial reporting of DTP.

/s/ KPMG LLP
Norfolk, Virginia
February 28, 2017